Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED

Computation of Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Dividends

For the five years ended December 31, 2004

and the three and six months ended June 30, 2005 (in thousands)

	Year Ended December 31,									Three Months Ended June 30,	Six Months Ended June 30,
	2000 (8)		2001 (8)	2002 (8)		2003 (8)		2004 (8)		2005 (8)	2005 (8)
EARNINGS, AS DEFINED

Net Income (Loss) (1)	$35,959		$43,343	$21,274		$31,069		$28,222		$13,791	$(23,032)
Gain on Sales of Real Estate Assets	(20,482)		(884)	(6,704)		(14,204)		(14,427)		(9,309)	(26,629)
Minority Interest	3,345		2,684	155		1,262		672		1,005	(2,705)
Interest Expense (2)	63,519		38,116	39,311		37,991		36,601		9,630	18,946

	$82,341		$83,259	$54,036		$56,118		$51,068		$15,117	$(33,420)

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED

Interest Expense (2)	$63,519		$38,116	$39,311		$37,991		$36,601		$9,630	$18,946
Capitalized Interest	3,777		4,573	3,939		3,119		3,572		1,110	2,196

Fixed Charges	67,296		42,689	43,250		41,110		40,173		10,740	21,142
Preferred Dividends	20,116		19,564	19,564		19,423		15,345		1,812	4,220

Fixed Charges and Preferred Dividends	$87,412		$62,253	$62,814		$60,533		$55,518		$12,552	$25,362

RATIO OF EARNINGS TO FIXED CHARGES (1)	1.22		1.95	1.25		1.37		1.27		1.41	— (7)

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (1)	—	(3)	1.34	—	(4)	—	(5)	—	(6)	1.20	— (7)

(1)	Includes depreciation and amortization expense as a deduction.
(2)	Includes interest expense from discontinued operations.
(3)	For the year ended December 31, 2000, earnings were insufficient to cover fixed charges and preferred dividends by $5,071.
(4)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges and preferred dividends by $8,778.
(5)	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges and preferred dividends by $4,415.
(6)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges and preferred dividends by $4,450.
(7)	For the six months ended June 30, 2005, earnings were insufficient to cover fixed charges by $54,562 and fixed charges and preferred dividends by $58,782.
(8)	As restated, see Note 2 to the consolidated financial statements.